EXHIBIT 10.16

INVESTOR RELATIONS AGREEMENT

This Agreement is made as of this 11th day of April 2006, by and between Sparta Commercial Services, Inc. (the “Company”), a corporation duly organized and existing under the laws of the State of Nevada, having its principal place of business at 462 Seventh Avenue, 20th Floor, New York, New York 10018 and American Capital Ventures, Inc. (the “Consultant”), a corporation duly organized and existing under the laws of the State of Florida, with offices at 2875 N.E. 191st Street, Suite 904, Aventura, Florida 33180.

WHEREAS, the Company is a public company specializing in consumer finance engaged primarily in the origination of lease and retail installment sales to the power sports industry in the United States;

WHEREAS, the Consultant is experienced in providing consulting and investor relations advice to publicly-traded companies and;

WHEREAS, the Company wishes to retain the services of the Consultant on a non-exclusive basis on the following terms and conditions:

1. The Company hereby retains the services of the Consultant for a period of 36 months. Either party may terminate this Agreement with (30) days written notice.

2. In exchange for the Consulting Services (as that term is defined below) rendered during the Initial Term (thirty six months), the Consultant shall receive a fee of three million fifty thousand shares (3,050,000 shares) of the Company’s common stock. The shares shall be payable as follows: 550,000 shares upon the execution of this agreement and, unless earlier terminated pursuant to Section 1 above, 2,500,000 shares over the term of the agreement starting on April 11, 2006. Months one through thirty four payments shall be 69,500 shares and months thirty five and thirty six shall be 68,500 shares. The Consultant shall also be reimbursed actual reasonable travel and other out of pocket expenses and are due payable within (15) days of the Company’s receipt of the subject bill(s). All travel must be pre approved by the Company in advance. The cancellation and termination of this Agreement shall not impact the rights of the parties as set forth in any other agreements the Consultant and the Company have executed or may execute in the future, said agreements shall remain in full force and effect.

3.  The Company agrees to include in their next registration statement the underlying common stock issued pursuant to this Agreement. The Company shall bear all fees and expenses incurred by the Company in connection with the preparation and filing of such registration statement(s). In the event of such proposed registration(s), the Company shall furnish to the Consultant with no less than (i) thirty (30) days written notice prior to the proposed date of filing of such registration statement, or (ii) fifteen (15) days written notice prior to the proposed filing date of any amendment to an existing registration statement. The Consultant shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten (10) days of receipt of the Company’s notice of its intention to file a registration statement. The Company must keep any registration statement current for nine (9) months.

4. The Consultant shall utilize its best efforts to provide the following services to the Company: (a) assist the Company in making presentations to interested brokerage firms, hedge funds and institutional investors that buy and follow finance businesses (b) coordinate meetings with analysts to cover the Company’s stock and help disseminate the Company’s investment profile to these analysts, as well as brokerage firms, hedge fund managers and institutional investors through a variety of electronic and manual sources, (c) a review of public relations and marketing materials that have been, or may be, distributed to the U.S. financial community and make appropriate suggestions as to how these materials can or should be changed, (d) advise the Company on symposium presentations, as well as investor conferences, (e) assist the Company through Consultant’s existing and future relationships in areas relating to future financings, mergers, acquisitions and potential buyouts; the parties agree that any such transaction will be subject to a separate fee agreement between the parties and limited to transactions generated by the Consultant, excluding any transactions generated by other parties for which the Consultant will not be entitled to compensation, (f) at the appropriate time, have the Company deliver presentations to the staff of the Consultant, as well as the offices of other brokerage firms with whom the Consultant maintains a relationship, and (g) through media contacts, attempt to initiate interviews for the Company on news shows such as CNBC, CNN and Bloomberg. The services referred to in this paragraph shall be known as the “Consulting Services.”

5. The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude the Consultant, or any officer, director, agent, assistant, affiliate or employee of the Consultant from engaging in any activity whatsoever, including, without limitation receiving compensation for managing investments, or acting as an advisor, broker or dealer to, or participate in, any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore. The Consultant shall have no obligation to present any business combination to the Company and shall incur no liability for its failure to do so.

6. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

7. During the term of this Agreement, the Company may provide the Consultant information which is not available to the general public (“Confidential Information”). As used herein, “Confidential and Information” means all data, reports, marketing materials, interpretations, forecasts and records containing or otherwise reflecting information concerning the Company, its affiliates and subsidiaries which is not available to the general public and which shall be provided to the Consultant in the course of its dealings with the Company, together with analyses, compilations, studies or other documents, whether prepared by the Consultant or others, which contain or otherwise reflect such information. The Consultant acknowledges that the Company is a publicly traded company.  As such, the Consultant agrees not to use any Confidential Information in connection with the purchase or sale of the securities of the Company in violation of United States securities laws.

8. The Consultant agrees to hold confidential and to cause its employees, officers, directors, agents, representatives and professional advisors (collectively “Representatives”) to hold confidential all Confidential Information. Except as hereinafter provided, or as required by law or judicial or regulatory process, without the prior written consent of the Company, none of the Confidential Information will be disclosed by the Consultant or its Representatives, in any manner whatsoever, in whole or in part. The Consultant agrees to disclose Confidential Information only to its Representatives who need to know the Confidential Information.

9. The Company agrees to indemnify, defend and hold the Consultant harmless from and against any and all losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees) to which the Consultant may become subject arising in any way out of the proper performance of the Consultants duties or relating to Non-Confidential information, representations, reports or data we have furnished to the Consultant. Notwithstanding the foregoing, the Company shall not be liable for indemnity under this Agreement in respect to any loss, claim, damage, liability or expense arising from Consultant’s misconduct in performing the services described above. The Consultant agrees to indemnify the Company and hold the Company harmless against any losses, claims, damages or liabilities (including reasonable attorney’s fees), joint or several, to which the Company may become subject in connection with the Consultants willful misfeasance, negligence or misconduct in connection with the performance of the service or matters which are the subject of this Agreement. The provisions of this paragraph shall indefinitely survive the period of this agreement.

10. This Agreement shall be binding upon the Company and the Consultant and their respective successors and assigns. This Agreement may not be assigned by the Consultant, without the Company’s consent.

11. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever; (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

12. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

13. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

14. This Agreement shall be governed by the laws of the State of Florida. The parties agree that, should any dispute arise in the administration of this Agreement, the dispute shall be resolved through arbitration under the rules of the American Arbitration Association, with its location in Miami, Florida.

15. This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

Sparta Commercial Services, Inc.	American Capital Ventures, Inc.

By: /s/ A.L. Havens	By: /s/ Howard Gostfrand
Name: Anthony Havens	Name: Howard Gostfrand
Title: President	Title: President